Exhibit 10.5

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K due to personal privacy concerns or pursuant to Item 601(b)(10)(iv) because it is both not material and is the type of information that the registrant treats as private or confidential. Redacted information is indicated by: [***]

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of August 3rd, 2006 (the “Effective Date”) is entered into between AMORFIX LIFE SCIENCES LTD., a corporation amalgamated under the laws of Canada (“Amorfix”), having a place of business at 3080 Yonge St., Suite 6020, Toronto, Ontario M4N 3N1, Canada, and BIOGEN DEC MA INC., a Massachusetts corporation (“Biogen Idec”) and an Affiliate of Biogen Idec Inc., having a place of business at 14 Cambridge Center, Cambridge, Massachusetts 02142, U.S.A.

WHEREAS, Amorfix owns or has rights in the Technology (as defined below).

WHEREAS, Biogen Idec desires to obtain an exclusive license under Arnorfix’s rights in the Technology on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.                  DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1              “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2              “Amorfix Agreements” shall mean all agreements (as modified, amended or restated as of the Effective Date), pursuant to which Amorfix and its Affiliates derive any right, title or interest in or to the IP Rights. The Amorfix Agreements shall include without limitation those agreements listed on Exhibit A.

1.3              “Antibody Equivalent” shall mean a whole antibody (including a murine, chimeric, human, humanized, human sequence, recombinant, transgenic, grafted, phage display derived and single chain antibody or the like) or fragment thereof, soluble receptor, fusion protein or similar molecule (such as an aptamer), but excluding any small molecule having a molecular weight less than 1,100 daltons.

1.4              “BLA” shall mean a Biologics License Application, Product License Application, New Drug Application, or similar application for marketing approval of an Product submitted by Biogen Idec to the FDA (or the equivalent application submitted to the governing authority of any other jurisdiction).

1.5              “Commercially Reasonable Efforts” shall mean, with respect to a Product, those efforts and resources that Biogen Idec would use were it developing, promoting and

1.6              detailing its own pharmaceutical products which are of similar market potential as such Product, taking into account such factors (without limitation) as product labeling, market potential, past performance, economic return, the regulatory environment and competitive market conditions in the therapeutic area, all as measured by the facts and circumstances at the time such efforts are due.

1.7              “FDA” shall mean the United States Food and Drug Administration, or its successor agency.

1.8              “Field” shall mean the prevention or treatment of all forms or expressions of amyotrophic lateral sclerosis (“ALS”) in humans, including without limitation Familial ALS (“fALS”) and Sporadic ALS (“sALS”). For greater certainty, the Field excludes all diagnostic applications related to ALS.

1.9              “First Commercial Sale” shall mean, with respect to each Product, the first sale of such Product in a country after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.10            “IP Rights” shall mean, collectively, the Patent Rights and the Know-How Rights.

1.11            “Know-How Rights” shall mean all trade secret and other know-how rights of Amorfix and its Affiliates in and to all data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful for Biogen Idec to make, have made, use, develop, sell, import or seek regulatory approval to market a composition, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application within the Patent Rights or which otherwise relates to the Technology.

1.12            “Net Sales” shall mean, with respect to any Product, the gross sales price of such Product invoiced by Biogen Idec, its Affiliates or sublicensees to customers who are not Affiliates or sublicensees (or are Affiliates or sublicensees but are the end users of such Product) less, to the extent actually paid or accrued (in accordance with United States generally accepted accounting principles) and reasonable practices with respect to sales of Product, consistently applied, by Biogen Idec, its Affiliate or sublicensees (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned Product; (b) freight and insurance costs incurred by Biogen Idec, its Affiliate or sublicensees (as applicable) in transporting such Product to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such Product to such customers (but only to the extent such taxes are actually incurred, and are not reimbursable, refundable or creditable); and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Product to such customers.

1.13            “Patent Rights” shall mean (a) the patents and patent applications listed on Exhibit B, (b) all U.S. and foreign patents and patent applications that claim or cover the Technology, or its use in the Field, in which Amorfix or any of its Affiliates heretofore or hereafter has an ownership or (sub)licensable interest, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications listed in clauses (a) - (b) above or the patent applications that resulted in the patents described in clauses (a) - (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

1.14            “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.15            “Phase I Clinical Trial” shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Product conducted by Biogen Idec in accordance with 21 CFR 312.21(a).

1.16            “Phase II Clinical Trial” shall mean a human clinical trial that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study conducted by Biogen Idec in accordance with 21 CFR 312.21(b).

1.17            “Phase III Clinical Trial” shall mean a pivotal human clinical trial the results of which could be used to establish safety and efficacy of a Product as a basis for a BLA conducted by Biogen Idec in accordance with 21 CFR 312.21(c).

1.18            “Product(s)” shall mean any product that (a) comprises an Antibody Equivalent, and (b) either (i) if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim, or (ii) otherwise uses or incorporates the Know-How Rights.

1.19            “Royalty Term” shall mean, with respect to each Product in each country, the longer of (a) the term for which a Valid Claim remains in effect and would be infringed but for the license granted by this Agreement, by making, having made, using, offering for sale, selling, importing or having imported such Product in such country, and (b) ten (10) years following the date of the First Commercial Sale of any Product in such country.

1.20            “Target” shall mean any misfolded, toxic, mutated or other deviant form of Human Superoxidase Dismutase-1.

1.21            “Technology” shall mean (a) any Target, (b) any Antibody Equivalent that binds to, modulates or otherwise affects any Target, (c) any nucleotide sequence that encodes such Antibody Equivalent, (d) any cells that contain, express or secrete any Target or any such Antibody Equivalent, or genetic materials that encode any Target or any such Antibody Equivalent, (e) all methods, uses and strategies involving any of the foregoing (including the removal of such Human Superoxidase Dismutase-1 and vaccination strategies), and (f) all information regarding the foregoing (and all tangible and intangible embodiments thereof).

1.22            “Territory” shall mean all the countries of the world.

1.23            “Third Party” shall mean any Person other than Amorfix, Biogen Idec and their respective Affiliates.

1.24            “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2.                  REPRESENTATIONS AND WARRANTIES

2.1              Mutual Representations and Warranties. Each party hereby represents and warrants to the other party as follows:

2.1.1        Corporate Existence. Such party is a corporation duly organized, validly existing and in good standing under the laws of the state or federal jurisdiction in which it is incorporated or amalgamated.

2.1.2        Authorization and Enforcement of Obligations. Such party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3        No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4        No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2              Amorfix Representations and Warranties. Amorfix hereby represents and warrants to Biogen Idec as follows

2.2.1        IP Rights. Amorfix is the sole owner or exclusive licensee of the IP Rights and has not granted to any Third Party any license or other interest in the IP Rights to make, use, offer for sale, sell or import Antibody Equivalents for use in the Field or to conduct research and development for such purpose.

2.2.2        No Infringement. Amorfix is not aware of (a) any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Patent Rights or which constitutes Know-How Rights, or (ii) by making, using or selling Products, or (b) except as disclosed in writing to Biogen Idec prior to the Effective Date, any infringement or misappropriation by a Third Party of the IP Rights.

2.2.3        Amorfix Agreements. All Amorfix Agreements (including all modifications, amendments and restatements) are listed in Exhibit A. Amorfix has provided Biogen Idec with copies of all Amorfix Agreements, and there have been no modifications, amendments or restatements other than as provided to Biogen Idec prior to July 1, 2006. The Amorfix Agreements are in full force and effect in accordance with their terms, and there are no defaults or events of default thereunder. Amorfix has not transferred or granted, and Amorfix shall not transfer or grant, to any Third Party any license or other interest in the Amorfix Agreements to make, use, offer for sale, sell or import Antibody Equivalents for use in the Field or to conduct research and development for such purpose.

3.                  LICENSE GRANT

3.1              IP Rights. Subject to the terms of this Agreement, Amorfix hereby grants to Biogen Idec, and Biogen Idec hereby accepts, an exclusive license (including the exclusive right to grant sublicenses through multiple tiers in accordance with Section 3.2) under the IP Rights (a) to conduct research and development for the purpose of making, having made, using, offering for sale, selling, importing or having imported Products in the Territory for use in the Field, and (b) to make, have made, use, offer for sale, sell and import Products in the Territory for use in the Field.

3.2              Sublicenses. Biogen Idec shall have the right to grant sublicenses pursuant to Section 3.1 without the prior written consent of Amorfix subject to the following:

3.2.1        Promptly after execution of a sublicensing agreement, Biogen Idec shall provide Amorfix with written notice thereof including the name of the sublicensee;

3.2.2        In the event of the termination of this Agreement, provided that a sublicensee is not in breach of its obligations under this Agreement, upon written request of such sublicensee, Amorfix shall grant to such sublicensee a direct license under the IP Rights to the extent sublicensed to it under such sublicensing agreement and otherwise having terms and conditions no more onerous than the terms and conditions of this Agreement;

3.2.3        all sublicenses shall include an obligation for each sublicensee to account for and report its sales of Product on the same basis as if such sales were sales of Biogen Idec, and Amorfix shall receive compensation in the same amounts as if the sales of Product by the sublicensee were sales of Biogen Idec; and

3.2.4        Biogen Idec shall remain responsible to Amorfix for the compliance of each sublicensee with the financial and other obligations due under this Agreement.

3.3              Availability of the IP Rights. Amorfix shall provide Biogen Idec with a copy of all information available to Amorfix relating to the IP Rights or the Technology.

3.4              Reservation of Rights.

3.4.1        Amorfix reserves all IP Rights that are not expressly granted to Biogen Idec under this Agreement.

3.4.2        The license grant is subject to the non-assignable, non-sublicensable, non-transferable, perpetual, royalty-free, nonexclusive reservation of rights set forth in the Amorfix Agreements listed on Exhibit A in favor of Neil R. Cashman, Marty Lehto, the University Health Network and The Governing Council of the University of Toronto set forth in the Amorfix Agreements listed on Exhibit A for research, teaching and administrative purposes.

3.5              Technical Assistance. For a period of seven (7) years following the Effective Date, Amorfix shall provide such technical assistance to Biogen Idec as Biogen Idec reasonably requests regarding the IP Rights or the Technology as applied to the Field. Without limiting the generality of the foregoing, during such period, Amorfix (a) shall make Neil R. Cashman, and any other Amorfix employees and consultants who are inventors of the IP Rights and the Technology and at the time of such request are employed by or under contract with Amorfix or its Affiliates, available to Biogen Idec for consultation, and (b) shall use commercially reasonable efforts to make all other inventors of the IP Rights and the Technology available to Biogen Idec for consultation. Such technical assistance shall be at no cost to Biogen Idec up to an aggregate of one-half (1/2) day per month. Biogen Idec shall pay to Amorfix for any such technical assistance in excess of such amount per month at a commercially reasonable consulting rate that is mutually acceptable to both parties.

3.6              Non-Compete. During the term of this Agreement, Amorfix shall not, and shall cause its Affiliates not to, engage directly or indirectly (or having any interest in, or performing any services for, any Person directly or indirectly) in any activity relating to the research, development, manufacture or commercialization of any Antibody Equivalent that binds to, modulates or otherwise affects any Target for use in the Field, other than for the benefit of Biogen Idec. If (a) as a result of Amorfix’s research regarding the Technology or the IP Rights results in subject matter which may be of commercial use to Biogen Idec but is not covered by the IP Rights, or (b) if Amorfix acquires rights in subject matter which results from the research of Neil R. Cashman, Marty Lehto, the University Health Network and The Governing Council of the University of Toronto regarding the Technology or the IP Rights and which may be of commercial use to Biogen Idec but is not covered by the IP Rights (such subject matter, collectively, the “Subject Matter”), then Amorfix shall provide Biogen Idec with written notice of such Subject Matter and copies of such data and information relating thereto that Biogen Idec reasonably requests. Subject to the exceptions set forth in Section 8.2, such notice, data and information shall be considered the Confidential Information of Amorfix for the purposes of this Agreement. Upon receipt of such written notice, data and information regarding such Subject Matter, Biogen Idec shall have ninety (90) days to notify Amorfix of its intent to enter into negotiations with Amorfix regarding a license of rights in and to such Subject Matter The terms of such license may be substantially different than the terms of this Agreement. If Biogen Idec fails to provide written notice of its intent within ninety (90) days, or if such negotiations between Biogen Idec and Amorfix do not result in a final executed license agreement within one hundred and twenty (120) days of receipt of written notice by Amorfix, Amorfix shall be free to commercialize the Subject Matter itself, or license others (including Third Parties and Affiliates) to do so; provided, however, that Amorfix shall not offer to any Third Party rights in or to such Subject Matter on terms and conditions taken as a whole more favorable to such Third Party than those last offered to Biogen Idec, unless Amorfix first offers in writing to Biogen Idec such more favorable terms and conditions and Biogen Idec fails to accept such more favorable terms within sixty (60) days after receipt of such written offer.

3.7              Amorfix Agreements. Amorfix shall keep the Amorfix Agreements in full force and effect, and shall not breach any of its obligations thereunder. In the event of any breach of the Amorfix Agreements, Amorfix shall give to Biogen Idec prompt written notice thereof describing in reasonably specific detail the breach. Amorfix shall not amend, modify, alter or waive in any respect the Amorfix Ageements in any respect that could have an adverse effect on the rights or interests of Biogen Idec.

4.                  FINANCIAL CONSIDERATIONS

4.1              Royalties.

4.1.1        Royalty Rate during Royalty Term. In consideration for the licenses granted to Biogen Idec herein, during the Royalty Term for a Product, Biogen Idec shall pay to Amorfix royalties, with respect to Net Sales of such Product by Biogen Idec, its Affiliates or sublicensees, equal to:

(a)               [***] percent ([***]%) of Net Sales of such Product that was sold in a country where there exists a Valid Claim claiming such Product, up to the first [***] dollars ($[***] USD) of Net Sales of such Product in a calendar year; and

(b)               [***] percent ([***]%) of Net Sales of such Product that was sold in a country where there exists a Valid Claim claiming such Product, in excess of the first [***]dollars ($[***] USD), but equal to or less than [***] dollars ($[***] USD) of Net Sales of such Product, in a calendar year;

(c)               [***] percent ([***]%) of Net Sales of such Product that was sold in a country where there exists a Valid Claim claiming such Product, in excess of [***] dollars ($[***] USD) of Net Sales of such Product, in a calendar year; and

(d)               [***] percent ([***]%) of Net Sales of such Product that was sold in a country where there does not exist any Valid Claim claiming such Product.

Only one royalty shall be owing for a Product regardless of how many Valid Claims claim such Product.

4.1.2        Third Party Royalties. If Biogen Idec, its Affiliates or sublicensees is required to pay royalties to any Third Party in order to exercise its rights hereunder to make, have made, use, sell, offer to sale, import or export any Product, then Biogen Idec shall have the right to credit fifty percent (50%) of such Third Party royalty payments against the royalties owing to Amorfix under Section 4.1.1(a) — (c) above with respect to sales of such Product in such country; provided, however, that Biogen Idec shall not reduce the amount of the royalties paid to Amorfix under Sections 4.1.1(a) — (c) above by reason of this Section 4.1.2, with respect to sales of such Product in such country, to less than [***] percent ([***]%) of Net Sales of such Product in such country.

4.2              Combination Products. If a Product consists of components that are claimed by a Valid Claim and at least one other active ingredient that is not claimed by a Valid Claim, then for purposes of the royalty payments under Section 4.1 for Net Sales of such Products, such Net Sales, prior to the royalty calculation set forth in Section 4.1, first shall be multiplied by the fraction A/(A+B), where A is the value of the component claimed by the Valid Claim as reasonably determined by Biogen Idec, and B is the value of the other active ingredients that are not claimed by the Valid Claim as reasonably determined by Biogen Idec, and such resulting amount shall be the “Net Sales” for purposes of the royalty calculation in Section 4.1 for such Product.

4.3              Milestones. Biogen Idec shall pay to Amorfix the following milestone payments within thirty (30) days following the first achievement of the applicable milestone:

$[***]	administration to the first patient in the first Phase I Clinical Trial of the first Product that is specifically intended and labeled for fALS;

$[***]	administration to the first patient in the first Phase II Clinical Trial of the first Product that is specifically intended and labeled for fALS;

$[***]	administration to the first patient in the first Phase III Clinical Trial of the first Product that is specifically intended and labeled for fALS;

$[***]	upon receipt of the first required marketing approval (and pricing approval, if any is required for commercial sale) from the FDA for the first Product that is specifically intended and labeled for fALS;

$[***]	upon receipt of the first required marketing approval (and pricing approval, if any is required for commercial sale) from the applicable regulatory authority in the European Union for the first Product that is specifically intended and labeled for fALS;

$[***]	upon receipt of the first required marketing approval (and pricing approval, if any is required for commercial sale) from the applicable regulatory authority in Japan for the first Product that is specifically intended and labeled for fALS;

$[***]	administration to the first patient in the first Phase I Clinical Trial of the first Product that is specifically intended and labeled for sALS;

$[***]	administration to the first patient in the first Phase II Clinical Trial of the first Product that is specifically intended and labeled for sALS;

$[***]	administration to the first patient in the first Phase III Clinical Trial of the first Product that is specifically intended and labeled for sALS;

$[***]	upon receipt of the first required marketing approval (and pricing approval, if any is required for commercial sale) from the FDA for the first Product that is specifically intended and labeled for sALS;

$[***]	upon receipt of the first required marketing approval (and pricing approval, if any is required for commercial sale) from the applicable regulatory authority in the European Union for the first Product that is specifically intended and labeled for sALS;

$[***]	upon receipt of the first required marketing approval (and pricing approval, if any is required for commercial sale) from the applicable regulatory authority in Japan for the first Product that is specifically intended and labeled for sALS;

$[***]	following the first calendar year in which annual Net Sales of a Product exceeded [***] dollars ($[***] USD); and

$[***]	following the first calendar year in which annual Net Sales of a Product exceeded [***] dollars ($[***] USD).

If any clinical trials are initiated and/or approvals are sought for a Product that is specifically intended and labeled for both fALS and sALS, then the applicable milestones shall both be due and payable.

4.4              Maintenance Fee. If any of Biogen Idec, its Affiliates or sublicensees have not initiated a Phase I Clinical Trial by the four (4) year anniversary of the Effective Date, Biogen Idec shall pay to Amorfix, within thirty (30) days following the fourth, fifth, sixth and seventh anniversary dates a fully creditable (against royalties owing under Section 4.1) annual maintenance fee until (but not after) a Phase I Clinical Trial is commenced, as follows:

Anniversary	Maintenance Payment
Fourth	$[***]
Fifth	$[***]
Sixth	$[***]
Seventh	$[***]

5.                  ROYALTY REPORTS AND ACCOUNTING

5.1              Royalty Reports. Within forty five (45) days after the end of each calendar quarter during the term of this Agreement following the First Commercial Sale of a Product, Biogen Idec shall furnish to Amorfix a quarterly written report showing in reasonably specific detail (a) the calculation of Net Sales during such calendar quarter; (b) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to Net Sales invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.2              Audits.

5.2.1        Timing. Upon the written request of Amorfix and not more than once in each calendar year, Biogen Idec shall permit an independent certified public accounting firm of nationally recognized standing selected by Amorfix and reasonably acceptable to Biogen Idec, at Amorfix’s expense, to have access during normal business hours to such of the financial records of Biogen Idec as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Amorfix has already conducted an audit under this Section.

5.2.2        Cost. If such accounting firm concludes that additional amounts were owed during the audited period, Biogen Idec shall pay such additional amounts within thirty (30) days after the date Amorfix delivers to Biogen Ides such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Amorfix; provided, however, if the audit discloses that the royalties payable by Biogen Idec for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Biogen Idec shall pay to Amorfix (a) the reasonable fees and expenses charged by such accounting firm, plus (b) such disclosed royalties which should have been paid plus interest thereon at a rate equal to the prime lending rate then charged by RBC Royal Bank at its main branch in Toronto, Ontario.

5.2.3        Financial Information. Amorfix shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that Biogen Idec shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Biogen Idec regarding such financial information. The accounting firm shall disclose to Amorfix only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Amorfix shall treat all such financial information as Biogen Idec’s Confidential Information.

6.                  PAYMENTS

6.1              Payment Terms. All amounts set forth in this Agreement are in United States Dollars (USD). Royalties shown to have accrued by each royalty report provided for under Section 5 above shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

6.2              Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, Biogen Idec shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Amorfix’s account in a bank or other depository institution in such country.

6.3              Withholding Taxes. Biogen Idec shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Biogen Idec, its Affiliates or sublicensees, or any taxes required to be withheld by Biogen Idec, its Affiliates or sublicensees, to the extent Biogen Idec, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of Amorfix such taxes, levies or charges. Biogen Idec shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Amorfix by Biogen Idec, its Affiliates or sublicensees. Biogen Idec promptly shall deliver to Amorfix proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

7.                  DEVELOPMENT AND COMMERCIALIZATION

7.1              Diligence. Biogen Idec shall use Commercially Reasonable Efforts to develop and commercialize at least one Product.

7.2              Cooperation of Amorfix. Biogen Idec shall endeavor to include Neil R. Cashman in its internal clinical trial design process for Products; provided, however, that the failure to so include Neil R. Cashman shall neither constitute a breach of this Agreement nor give rise to any remedy in favor of Amorfix.

7.3              Reports. Within forty-five (45) days following the end of each calendar year prior to the First Commercial Sale of a Product, Biogen Idec shall prepare, and provide to Amorfix, a confidential, written summary report which shall describe the work performed by Biogen Idec to during such calendar year regarding its efforts to develop and seek regulatory approval for Products.

8.                  CONFIDENTIALITY

8.1              Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence all information of the other party that is disclosed by the other party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

8.2              Permitted Disclosures. The confidentiality obligations contained in Section 8.1 above shall not apply to the extent that (a) any receiving party (the “Recipient”) is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other party. Notwithstanding any other provision of this Agreement, Biogen Idec may disclose Confidential Information of the Amorfix relating to information developed pursuant to this Agreement to any Person with whom Biogen Idec has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Biogen Idec on terms at least as stringent as those contained in the agreements which Biogen Idec uses to protect its own Confidential Information.

8.3              Permitted Disclosure Related to Research and Teaching. Biogen Idec acknowledges that Neil R. Cashman, Marty Lehto, the University Health Network and The Governing Council of the University of Toronto has retained certain rights to conduct research regarding the Technology and the IP Rights both in the Field and outside of the Field, and that Amorfix itself has retained rights to conduct research regarding the Technology and the IP Rights in the Field under the Research Program and outside of the Field. If Amorfix or any of Neil R. Cashman, Marty Lehto, Avi Chakrabarrty and Rishi Rakhit (the “Collaborators”) desires to make a publication (including without limitation any oral disclosure made without obligation of confidentiality) of any results of the Research Program or any other results of the research regarding the Technology and the IP Rights, Amorfix or such Collaborator shall provide Biogen Idec with a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an outline of such oral disclosure at least fifteen (15) days prior to presentation. Biogen Idec shall have the right (a) to propose modifications to the publication for patent reasons, and (b) to request a reasonable delay in publication in order to protect patentable information. If Biogen Idec requests such a delay, Amorfix or such Collaborator shall delay submission or presentation of the publication for a period of sixty (60) days to permit the preparation and filing of patent applications acceptable to Biogen Idec. Upon the expiration of such forty-five (45) day period (in the case of proposed written disclosures) or fifteen (15) day period (in the case of proposed written disclosures) from receipt by Biogen Idec, Amorfix or such Collaborator, as the case may be, shall be free to proceed with the written publication or the presentation, respectively, unless Biogen Idec has requested the delay described above.

8.4              Agreement to be Bound. Amorfix shall use commercially reasonable efforts to obtain the agreement of each of the Collaborators to be bound by the provisions of Section 8.3 of this Agreement within three (3) months following the Effective Date.

8.5              Terms of this Agreement. Except as otherwise provided in Sections 8.2 and 8.3 above, Amorfix and Biogen Idec shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, Biogen Idec and Amorfix have agreed upon the substance of information that can be used to describe the terms of this transaction, and Biogen Idec and Amorfix may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

9.                  PATENTS

9.1              Division of Patents. Promptly following the Effective Date, the parties shall meet and establish a mutually acceptable strategy for filing divisional patent applications, to the extent permitted by applicable law and regulation and consistent with prudent patent prosecution practices, to separate from the Patent Rights those claims that do not have any application to the Field. Notwithstanding anything to the contrary in this Agreement, such divisional patent applications shall be excluded from the definition of Patent Rights.

9.2              Patent Prosecution and Maintenance.

9.2.1        Subject to the terms and conditions of the Amorfix Agreements, Biogen Idec shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Patent Rights, and shall consider in good faith the interests of Amorfix in connection therewith. Amorfix shall cooperate with Biogen Idec, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in connection therewith. Biogen Idec shall keep Amorfix timely and fully informed of the progress of the preparation, filing, prosecution and maintenance of the Patent Rights, and give Amorfix and Amorfix’s counsel reasonable opportunity to review and comment on the text of each patent application within Patent Rights and other submissions relating thereto before filing. Biogen Idec shall provide Amorfix with a copy of such patent application as filed, together with notice of its filing date and serial number, and each such submission. Biogen Idec shall provide Amorfix with copies of all patent applications, amendments, related correspondence, and other relevant documentation relating to such prosecution. Amorfix shall have the right to consult regarding the preparation, filing, prosecution and maintenance of the Patent Rights. Biogen Idec shall implement reasonable and timely requests made by Amorfix regarding the Patent Rights.

9.2.2        If Biogen Idec, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the Patent Rights, then Biogen Idec shall notify Amorfix in writing thereof and following the date of such notice Amorfix shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of such patents and patent applications (which thereafter shall no longer be Patent Rights), in which case such patents or patent applications shall be excluded from the definition of Patent Rights, and Biogen Idec shall cooperate with Amorfix, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in connection therewith.

9.3              Notification of Infringement. Each party shall notify the other party of any substantial infringement in the Territory known to such party of any Patent Rights and shall provide the other party with the available evidence, if any, of such infringement.

9.4              Enforcement of Patent Rights. Biogen Idec, at its sole expense, shall have the right to determine the appropriate course of action to enforce Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Patent Rights, in each case in Biogen Idec’s own name and, if required by law, in the name of Amorfix and shall consider, in good faith, the interests of Amorfix in so doing. In so doing, Biogen Idec shall reasonably consider the rights and interests of Amorfix in the Patent Rights (if any) outside the Field. If Biogen Idec does not, within one hundred twenty (120) days of receipt of notice from Amorfix, abate the infringement or file suit to enforce the Patent Rights against at least one infringing party in the Territory, Amorfix shall have the right to take whatever action it deems appropriate to enforce the Patent Rights; provided, however, that, (a) in so doing, Amorfix shall reasonably consider the rights and interests of Biogen Idec in the Patent Rights in the Field, and (b) within thirty (30) days after receipt of notice of Amorfix’s intent to file such suit, Biogen Idec shall have the right to jointly prosecute such suit and to fund up to one-half (1/2) the costs of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Patent Rights shall be shared, after reimbursement of expenses, in relation to the damages suffered by each party. If Biogen Idec does not receive sufficient monies from a final judgment or settlement to cover its expenses for such suit, Biogen Idec shall have the right to credit up to fifty percent (50%) of such expenses against any royalties or other fees owing by Biogen Idec pursuant to Section 4 above.

9.5              Enforcement or Defense Cooperation. In any suit to enforce and/or defend the License Patent Rights pursuant to this Section 9, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10.                INDEMNIFICATION

10.1            Indemnification. Each party shall indemnify and hold harmless the other party, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable legal fees and costs resulting from any claims, demands, actions or other proceedings by any Third Party to the extent resulting from the material breach of any representation, warranty or covenant by such party under this Agreement.

10.2            Procedure. If a party (the “Indemnitee”) intends to claim indemnification under this Section 10, it shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceeding. The obligations of this Section 10 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 10, but the omission so to deliver written notice to the Indemnitor shall not relieve it of any obligation that it may have to any party claiming indemnification otherwise than under this Section 10. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 10.

11.                TERMINATION

11.1            Expiration. Subject to Sections 11.2, 11.3 and 11.4 below, this Agreement shall expire on the expiration of Biogen Idec’s obligation to pay royalties to Amorfix under Section 4.1 above. Upon expiration of this Agreement, Biogen Idec shall have a fully paid-up, non-exclusive license under the Know-How Rights to make, have made, use, sell, offer for sale and import Products in the Territory for use in the Field.

11.2            Termination by Biogen Idec. Biogen Idec may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to Amorfix.

11.3            Termination for Invalidity Challenge. If Biogen Idec or one of its Affiliates asserts in any court or other governmental agency of competent jurisdiction that a Patent Right is invalid, unenforceable, then unless Biogen Idec or such Affiliate, within thirty (30) days after written notice thereof by Amorfix, withdraws its filing, submission or other process commenced in any court or other governmental agency of competent jurisdiction to challenge the validity or enforceability or any Patent Right, this Agreement shall terminate upon the expiration of such thirty (30) day period.

11.4            Termination for Cause. Except as otherwise provided in Section 12, Amorfix may terminate this Agreement upon or after the breach of any material provision of this Agreement by Biogen Idec if Biogen Idec has not cured such breach within sixty (60) days after notice thereof by Amorfix.

11.5            Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 6 (but only to the extent of payment obligations accrued prior to the date of expiration or termination), 8, 10 and 13 shall survive the expiration or termination of this Agreement.

11.6            Effect of Termination.

11.6.1      Upon termination of this Agreement, Biogen Idec shall (a) return to Amorfix upon request any and all material containing the Confidential Information of Amorfix (provided that Biogen Idec shall have the right to retain one (1) copy for its legal records to determine its obligations under this Agreement); and (b) execute upon request such documents and carry out such acts as Amorfix may reasonably direct in order to ensure that the rights to control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Patent Rights are returned to Amorfix (provided, however that Amorfix shall pay all of Biogen Idec’s reasonable out-of-pocket expenses associated therewith, including without limitation, any registry filing fees).

11.6.2      Upon termination of this Agreement, Amorfix promptly shall return to Biogen Idec upon request any and all material containing the Confidential Information of Biogen Idec (provided that Amorfix shall have the right to retain one (1) copy for its legal records to determine its obligations under this Agreement).

11.6.3      Upon termination of this Agreement, upon request by Amorfix at its option in its sole discretion, the parties shall enter into a mutually acceptable written agreement pursuant to which (a) Biogen Idec shall provide Amorfix with copies of any and all data, information and technology specifically regarding the Technology developed by Biogen Idec in the exercise of Biogen Idec’s rights under this Agreement; (b) Biogen Idec shall allow Amorfix to cross reference any 1NDs, BLAs, clinical data or other submissions filed with the FDA (or the equivalent application submitted to the governing authority of any other jurisdiction) regarding Products; (c) Amorfix shall reimburse Biogen Idec upon demand for all amounts paid by Biogen Idec under this Agreement (or as a condition to entering into this Agreement); and (d) Amorfix shall pay and account to Biogen Idec royalties, milestone fees and maintenance fees in the same amount and in accordance with the same provisions as such royalties, milestone fees and maintenance fees would have been payable by Biogen Idec to Amorfix under Sections 4 and 5.

12.                FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

13.                MISCELLANEOUS

13.1            Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Amorfix:	Amorfix Life Sciences Ltd.
3080 Yonge St., Suite 6020
Toronto, Ontario M4N 3N1, Canada
Attention: Dr. George Adams, Chief Executive Officer

with a copy to:	Lang Michener LLP
1500 — 1055 West Georgia Street
Vancouver, British Columbia V6E 4N7, Canada
Attention: Gary Floyd

If to Biogen Idec:	Biogen Idec MA Inc.
14 Cambridge Center
Cambridge, Massachusetts 02142, U.S.A.
Attention: General Counsel

with a copy to:	Biogen Idec Inc.
5200 Research Place
San Diego, California 92122, U.S.A.
Attention: John M. Dunn

13.2            Publicity. Except as required by law, stock exchange or regulatory authority: (a) neither party, nor any of its Affiliates, shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the prior written approval of the other party and agreement upon the nature and text of such announcement or disclosure, which approval shall not be unreasonably withheld or delayed; and (b) the party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure.

13.3            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof.

13.4            Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.5            Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

13.6            Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

13.7            Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

13.8            Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

13.9            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

AMORFIX LIFE-SCIENCES LTD.

By:	/s/ George Adams

Name:	George Adams

Title:	President & CEO

BIOGEN IDEC MA INC.

By:	/s/ Michael F. Phelps

Name:	Michael F. Phelps

Title:	Vice President & Treasurer

EXHIBIT A

Amorfix Agreements

The Assignment Agreement dated February 18, 2005 (as amended April 1, 2005) between Neil R. Cashman, Marty Lehto and The Governing Council of the University of Toronto, on the one hand, and Amorfix.

License Agreement between Dr. Neil Roy Cashman and Amorfix Life Sciences Ltd. dated February 1, 2006, and related letter of Consent from University of Toronto dated February 13, 2006.

License Agreement between University Health Network and Amorfix Life Sciences Ltd. dated April 4, 2006.

EXHIBIT B

Patent Rights

[TO BE COMPLETED ON EXECUTION]

EXHIBIT C

I, Neil R. Cashman, hereby agree that, in the event of the termination of the Amorfix Agreement to which I am a party, provided that Biogen Idec is not in breach of its obligations under this Agreement, upon written request of Biogen Idec, I shall grant to Biogen Idec a direct license under the IP Rights which are the subject of such Amorfix Agreement to the extent licensed to Biogen Idec under this Agreement and otherwise having terms and conditions no more onerous than the terms and conditions of this Agreement.

Neil R. Cashman